Exhibit 10.1

11 Greenway Plaza

Suite 3053

Houston, TX 77046

Mr. Gregory J. Fox

11061 North Hidden Oak

Conroe, TX 77384

Re:	Offer of Employment.

Dear Greg:

This letter will serve as an offer of employment by Warren Resources, Inc. (the “Company”), with the major terms of the offer described below:

Start Date: As soon as practicable, but no later than November 1, 2016.

Job Title: Senior Vice President of Operations, reporting to the President and Chief Executive Officer.

Job Location: Effective January 1, 2017, Dallas, Texas. Prior to January 1, 2017, you will work from either the Houston office or the Plano Texas office.

Responsibilities: You will be responsible for performing the duties and responsibilities as directed by the Chief Executive Officer and that are commensurate and consistent with your position as Senior Vice President of Operations. Such duties will involve direct oversight of the producing and drilling operations in the Company’s three main fields in California, Wyoming and Pennsylvania, along with any other properties the Company currently owns or may acquire in the future. You will interface directly with the other officers reporting to the Chief Executive Officer in order to carry out your duties.

Annual Base Salary: $289,000, payable biweekly in 26 equal installments, less all required or elected taxes and other withholdings.

Starting Bonus: $25,000, payable simultaneously with first salary installment.

Annual Bonus: Starting in calendar 2017, you will be eligible to receive a target bonus of 60% of your base salary with specified performance metrics mutually agreed upon by you and the Chief Executive Officer and approved by the compensation committee of the Company’s board of directors. Depending on the achievement of the performance metrics (as determined by the compensation committee), the multiplier times the target bonus can be 0 to 2 times the target bonus. For clarity, the maximum target that can be achieved in any calendar year would be 2 times the target bonus.

Other Long-Term Incentives: You will be eligible to participate in the Company’s equity incentive plan, with any such grant of equity to be determined by the compensation committee with recommendations from the Chief Executive Officer.

Vacation and Benefits: You shall be entitled to take four weeks of paid annual vacation during each calendar year of employment, plus three personal days and five days of sick leave, all in accordance with the Warren Resources Employee Handbook, which you acknowledge receiving and reviewing. Subject to and in accordance with applicable eligibility requirements, you will be eligible to participate in such employee benefit plans, policies, programs and arrangements as are generally provided to the Company’s most senior executives from time to time, which benefits currently include health and dental insurance plans and a 401(k) retirement plan.

Relocation and Move Expenses: In connection with establishing the Company’s new headquarters in Dallas, the Company expects that you will move your principal place of employment from Houston to Dallas, effective January 1, 2017. To help compensate your for such move, the Company will provide you with the following additional benefits (the “Relocation Benefits”): (i) reimbursement of reasonable relocation expenses you incur to move your residence and family; (ii) reimbursement for the real estate commission you incur on the sale of your home, not to exceed $50,000.00; (iii) reimbursement for expenses incurred by you relating to airfare and mileage between Dallas and Houston until the expiration of the 180-day period beginning on January 1, 2017; and (iv) a full tax gross-up payment to reimburse you for the taxes you incur upon your receipt of the benefits under this paragraph. Notwithstanding the foregoing, the Relocation Benefits payable to you under this paragraph (including, for the avoidance of doubt, item (iv) above) shall not exceed $150,000 in the aggregate.

Restrictive Covenants: The offer of employment contained in this letter agreement is contingent upon your timely executing our standard Restrictive Covenant Agreement attached hereto, which addresses, among other things, non-competition, non-solicitation and confidentiality.

Entire Agreement: Unless expressly provided herein, this letter agreement and the Exhibits hereto represent the entire agreement between you and the Company regarding your employment and supersedes all prior communications and agreements, whether written or oral.

Employment at Will: Although the Company hopes for a lasting relationship with you, your employment with the company is and will remain strictly “at will”. This means that both the Company and you have the absolute right to terminate your employment at any time, with or without notice and with or without cause.

Please confirm your acceptance of these terms by signing below and returning a copy of this letter to me via electronic mail at the following address: jawatt@warrenresources.com.

Yours truly,

/s/ James A. Watt
James A. Watt President and CEO

Accepted and agreed to this 17th day of October, 2016

/s/ Gregory J. Fox
Gregory J. Fox